Exhibit 23.1

The Board of Directors

Bed Bath & Beyond Inc.:

We consent to the use of our reports dated April 24, 2012, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 25, 2012 and February 26, 2011, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended February 25, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 25, 2012, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey
July 03, 2012